Exhibit 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

	NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
1.	AMO Holdings, LLC	United States (Delaware)
2.	AMO Spain Holdings, LLC	United States (Delaware)
3.	AMO U.K. Holdings, LLC	United States (Delaware)
4.	AMO Nominee Holdings, LLC	United States (Delaware)
5.	Advanced Medical Optics Australia Pty Ltd.	Australia
6.	AMO Brasil Ltda.	Brazil
7.	AMO Belgium BVBA	Belgium
8.	AMO Canada Company	Canada
9.	AMO Puerto Rico Manufacturing, Inc.	Cayman Islands
10.	AMO Ireland	Cayman Islands
11.	AMO (Hangzhou) Co., Ltd.	China
12.	AMO Denmark ApS	Denmark
13.	AMO France SAS	France
14.	AMO Germany GmbH	Germany
15.	AMO Asia Limited	Hong Kong
16.	Allergan Trading International Limited	Ireland
17.	AMO International Holdings	Ireland (Non Resident)
18.	AMO Italy SrL	Italy
19.	AMO Japan KK	Japan
20.	AMO Netherlands BV	Netherlands
21.	Advanced Medical Optics Norway ASA	Norway
22.	Advanced Medical Optics Spain S.L.	Spain
23.	AMO Manufacturing Spain, S.L.	Spain
24.	Advanced Medical Optics Norden AB	Sweden
25.	AMO Switzerland GmbH	Switzerland
26.	AMO United Kingdom, Ltd.	United Kingdom